Exhibit 99.1

Human Nutrition & Health | Animal Nutrition & Health | Specialty Products
Balchem Corporation Reports Third Quarter Sales of $229.9 Million, with Net Earnings of $29.1 Million, GAAP EPS of $0.90, and Adjusted EPS of $1.04

Montvale, NJ, October 27, 2023 - Balchem Corporation (NASDAQ: BCPC) reported today third quarter net sales of $229.9 million for 2023, compared to net sales of $244.3 million in the prior year quarter. Third quarter net earnings were $29.1 million for 2023, compared to net earnings of $25.2 million for the third quarter 2022. Adjusted net earnings(a) were $33.8 million for the third quarter of 2023, compared to $32.4 million for the third quarter of 2022. Quarterly adjusted EBITDA(a) was $59.9 million, compared to $53.8 million in the prior year quarter.

Third Quarter 2023 Financial Highlights:
•Third quarter net sales were $229.9 million, a decrease of $14.3 million, or 5.9%, compared to the prior year.
•Record quarterly adjusted EBITDA was $59.9 million, an increase of $6.1 million, or 11.4%, from the prior year.
•GAAP net earnings were $29.1 million, an increase of $3.8 million, or 15.2%, from the prior year. These net earnings resulted in GAAP earnings per share of $0.90 compared to $0.78 in the prior year quarter.
•Adjusted net earnings were $33.8 million, an increase of $1.4 million, or 4.3%, from the prior year. These adjusted net earnings resulted in adjusted earnings per share(a) of $1.04 compared to $1.00 in the prior year quarter.
•The effective tax rate of 20.3% was 151 basis points higher than the prior year tax rate of 18.8%.
•Cash flows from operations were $46.5 million for the third quarter of 2023, with quarterly free cash flow(a) of $38.2 million.

Recent Highlights:
•Balchem’s Board of Directors elected two new board members to the Board of Directors. Olivier Rigaud, Chief Executive Officer of Corbion N.V. and Monica Vicente, Senior Vice President and Chief Financial Officer of Fresh Del Monte Produce Inc. were elected to the Board on September 6, 2023, and they both bring relevant market expertise and strong global business acumen to the Board.
•Three new papers were published in Q3 adding to the extensive library of research showing the benefits and importance of feeding ReaShure® to transition dairy cows to enhance both milk production as well as offspring health and growth.
•Cash flows in the third quarter enabled us to make net repayments on our revolving debt of $25.0 million, bringing our net debt to $303.6 million, with an overall leverage ratio on a net debt basis of 1.3 times.

Ted Harris, Chairman, President, and CEO of Balchem said, “I am very pleased with our third quarter performance. We delivered record Adjusted EBITDA as a result of improved mix, manufacturing efficiencies, and easing inflationary pressures.”

Mr. Harris added, “The broader economic outlook and market demand still remain volatile, and volume demand patterns have not yet fully normalized, but Balchem continues to show its ability to perform in this uncertain market environment and we believe we are well positioned to benefit as the market recovers more broadly.”

5 Paragon Drive Montvale, NJ 07645 balchem.com	p.845.326.5600 f. 845.326.5702

Balchem Corporation (NASDAQ:BCPC)
Results for Period Ended September 30, 2023 (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net sales	$229,948	$244,267	$693,740	$709,827
Gross margin	76,544	68,430	227,063	211,812
Operating expenses	32,930	34,805	106,205	99,931
Earnings from operations	43,614	33,625	120,858	111,881
Other expense	7,139	2,540	16,864	3,908
Earnings before income tax expense	36,475	31,085	103,994	107,973
Income tax expense	7,400	5,836	22,099	24,012
Net earnings	$29,075	$25,249	$81,895	$83,961

Diluted net earnings per common share	$0.90	$0.78	$2.52	$2.59

Adjusted EBITDA(a)	$59,893	$53,774	$175,086	$163,815
Adjusted net earnings(a)	$33,795	$32,387	$98,817	$100,191
Adjusted net earnings per common share(a)	$1.04	$1.00	$3.05	$3.09

Shares used in the calculations of diluted and adjusted net earnings per common share	32,476	32,367	32,440	32,392

(a)	See “Non-GAAP Financial Information” for a reconciliation of GAAP and non-GAAP financial measures.

Financial Results for the Third Quarter of 2023:

The Human Nutrition & Health segment generated record quarterly sales of $144.5 million, an increase of $1.8 million, or 1.3%, compared to the prior year quarter. The increase was primarily driven by higher sales within the minerals and nutrients business, the incremental contribution of the Bergstrom acquisition, and a favorable impact related to changes in foreign currency exchange rates, partially offset by lower sales within food and beverage markets. Record quarterly earnings from operations for this segment of $31.3 million increased $10.7 million, or 51.9%, compared to $20.6 million in the prior year quarter, primarily due to the aforementioned higher sales, lower manufacturing input costs, and favorable adjustments to transaction costs, partially offset by restructuring-related impairment charges. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets and other adjustments, adjusted earnings from operations(a) for this segment were a record $35.6 million, compared to $28.2 million in the prior year quarter, an increase of 26.1%.
The Animal Nutrition & Health segment generated quarterly sales of $53.9 million, a decrease of $11.7 million, or 17.8%, compared to the prior year quarter. The decrease was driven by lower sales in both the ruminant and monogastric species markets, partially offset by a favorable impact related to changes in foreign currency exchange rates. Third quarter earnings from operations for this segment of $5.1 million decreased $3.0 million, or 36.9%, compared to $8.0 million in the prior year quarter, primarily due to the aforementioned lower sales, partially offset by lower manufacturing input costs. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets and other adjustments, adjusted earnings from operations for this segment were $5.1 million compared to $8.2 million in the prior year quarter, a decrease of 38.2%.

The Specialty Products segment generated quarterly sales of $30.0 million, an increase of $0.4 million, or 1.2%, compared to the prior year quarter, due to higher sales in the plant nutrition business and a favorable impact related to changes in foreign currency exchange rates, partially offset by lower sales in the performance gases business. Earnings from operations for this segment were $8.7 million, compared to $7.1 million in the prior year comparable quarter, an increase of $1.6 million, or 23.0%, primarily driven by higher average selling prices and lower manufacturing input costs. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets and other adjustments, adjusted earnings from operations for this segment were $9.9 million, compared to $8.1 million in the prior year quarter, an increase of 21.1%.

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Balchem Corporation (NASDAQ:BCPC)
Third quarter consolidated gross margin of $76.5 million increased by $8.1 million, or 11.9%, compared to $68.4 million for the prior year comparable period. Gross margin as a percentage of sales was 33.3% as compared to 28.0% in the prior year period, an increase of 530 basis points, primarily due to a favorable mix, higher average selling prices, and decreases in certain manufacturing input costs. Operating expenses of $32.9 million for the quarter decreased $1.9 million from the prior year comparable quarter, primarily due to a favorable adjustment to transaction costs and lower integration-related expenses, partially offset by a restructuring-related impairment charge and higher compensation-related expenses. Excluding non-cash operating expenses associated with amortization of intangible assets of $6.3 million, operating expenses were $26.6 million, or 11.6% of sales.
Interest expense was $6.6 million and $3.6 million in the third quarters of 2023 and 2022, respectively. Our effective tax rates for the three months ended September 30, 2023 and 2022 were 20.3% and 18.8%, respectively. The higher effective tax rate was primarily due to certain higher state taxes and lower tax benefits from stock-based compensation.
Third quarter cash flows provided by operating activities were $46.5 million, and free cash flow was $38.2 million. The $233.2 million of net working capital on September 30, 2023 included a cash balance of $77.0 million, which reflects quarterly net repayments of the revolving loan of $25.0 million and quarterly capital expenditures and intangible assets acquired of $8.4 million.

Ted Harris said, “The Balchem team delivered another solid quarter, once again, highlighting the strength and resilience of our business model. At the same time, we continue to advance our strategic growth initiatives and I remain confident in our ability to deliver long-term growth.”

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Balchem Corporation (NASDAQ:BCPC)
Quarterly Conference Call

A quarterly conference call will be held on Friday, October 27, 2023, at 11:00 AM Eastern Time (ET) to review third quarter 2023 results. Ted Harris, Chairman, President and CEO and Martin Bengtsson, CFO will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for replay two hours after the conclusion of the call through end of day Friday, November 10, 2023. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #13741887.

Segment Information

Balchem Corporation reports three business segments: Human Nutrition & Health, Animal Nutrition & Health, and Specialty Products. The Human Nutrition & Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and also provides chelated minerals to the micronutrient agricultural market. Sales and production of products outside of our reportable segments and other minor business activities are included in "Other and Unallocated".

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect our expectation or belief concerning future events that involve risks and uncertainties. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "forecast," "outlook," "intend," "strategy," "future," "opportunity," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," or the negative thereof or variations thereon or similar expressions generally intended to identify forward-looking statements. Actions and performance could differ materially from what is contemplated by the forward-looking statements contained in this release. Factors that might cause differences from the forward-looking statements include those referred to or identified in Balchem’s Annual Report on Form 10-K for the year ended December 31, 2022 and other factors that may be identified elsewhere in this release or in our other SEC filings. Reference should be made to such factors and all forward-looking statements are qualified in their entirety by the above cautionary statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Jacqueline Yarmolowicz, Balchem Corporation (Telephone: 845-326-5600)

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Balchem Corporation (NASDAQ:BCPC)

Selected Financial Data (unaudited)
($ in 000’s)

Business Segment Net Sales:	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Human Nutrition & Health	$144,455	$142,655	$412,777	$396,728
Animal Nutrition & Health	53,944	65,604	180,162	197,546
Specialty Products	30,004	29,641	94,961	99,622
Other and Unallocated (b)	1,545	6,367	5,840	15,931
Total	$229,948	$244,267	$693,740	$709,827

Business Segment Earnings Before Income Taxes:	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Human Nutrition & Health	$31,275	$20,584	$77,209	$64,592
Animal Nutrition & Health	5,070	8,036	22,230	26,943
Specialty Products	8,740	7,105	25,984	24,785
Other and Unallocated (b)	(1,471)	(2,100)	(4,565)	(4,439)
Interest and other expense	(7,139)	(2,540)	(16,864)	(3,908)
Total	$36,475	$31,085	$103,994	$107,973

(b) Other and Unallocated consists of a few minor businesses which individually do not meet the quantitative thresholds for separate presentation and corporate expenses that have not been allocated to a segment. Unallocated corporate expenses consist of: (i) Transaction and integration costs and unallocated legal fees totaling $384 and $1,600 for the three and nine months ended September 30, 2023, respectively, and $1,640 and $2,816 for the three and nine months ended September 30, 2022, respectively, and (ii) Unallocated amortization expense of $0 and $312 for the three and nine months ended September 30, 2023, and $734 and $2,213 for the three and nine months ended September 30, 2022, respectively, related to an intangible asset in connection with a company-wide ERP system implementation.

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Balchem Corporation (NASDAQ:BCPC)

Selected Balance Sheet Items
(Dollars in thousands)	September 30, 2023	December 31, 2022
	(unaudited)

Cash and Cash Equivalents	$76,952	$66,560
Accounts Receivable, net	129,009	131,578
Inventories	116,346	119,668
Other Current Assets	18,915	17,997
Total Current Assets	341,222	335,803

Property, Plant & Equipment, net	268,834	271,355
Goodwill	766,545	769,509
Intangible Assets with Finite Lives, net	192,168	213,295
Right of Use Assets	18,221	19,432
Other Assets	16,494	15,118
Total Non-current Assets	1,262,262	1,288,709

Total Assets	$1,603,484	$1,624,512

Current Liabilities	$108,038	$140,042
Revolving Loan	380,569	440,569
Deferred Income Taxes	59,014	62,784
Other Long-Term Obligations	30,596	42,833
Total Liabilities	578,217	686,228

Stockholders' Equity	1,025,267	938,284

Total Liabilities and Stockholders' Equity	$1,603,484	$1,624,512

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Balchem Corporation (NASDAQ:BCPC)

Balchem Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net earnings	$81,895	$83,961
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	40,878	37,958
Stock compensation expense	12,267	9,838
Other adjustments	(6,241)	912
Changes in assets and liabilities	(12,444)	(35,788)
Net cash provided by operating activities	116,355	96,881

Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(1,252)	(365,780)
Capital expenditures and intangible assets acquired	(26,317)	(35,793)
Proceeds from insurance and sale of assets	1,881	198
Proceeds from settlement of net investment hedge	2,740	—
Investment in affiliates	—	(150)
Net cash used in investing activities	(22,948)	(401,525)

Cash flows from financing activities:
Proceeds from revolving loan	18,000	435,000
Principal payments on revolving loan	(78,000)	(81,000)
Principal payments on acquired debt	—	(30,782)
Cash paid for financing costs	—	(1,232)
Principal payments on finance lease	(166)	(125)
Proceeds from stock options exercised	3,888	2,172
Dividends paid	(22,872)	(20,708)
Purchase of common stock	(4,025)	(35,245)
Net cash (used in) provided by financing activities	(83,175)	268,080

Effect of exchange rate changes on cash	160	(10,186)

Increase (decrease) in cash and cash equivalents	10,392	(46,750)

Cash and cash equivalents, beginning of period	66,560	103,239
Cash and cash equivalents, end of period	$76,952	$56,489

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Balchem Corporation (NASDAQ:BCPC)

Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures in this press release include adjusted gross margin, adjusted earnings from operations, adjusted net earnings and the related adjusted per diluted share amounts, EBITDA, adjusted EBITDA, adjusted income tax expense, and free cash flow. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain other items related to acquisitions, certain equity compensation, and certain one-time or unusual transactions. Detailed non-GAAP adjustments are described in the reconciliation tables below and also explained in the related footnotes. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Investors should not consider non-GAAP measures as alternatives to the related GAAP measures.

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

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Balchem Corporation (NASDAQ:BCPC)

Table 1
Reconciliation of Non-GAAP Measures to GAAP
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Reconciliation of adjusted gross margin
GAAP gross margin	$76,544	$68,430	$227,063	$211,812
Inventory valuation adjustment (1)	—	1,584	1,419	1,584
Amortization of intangible assets and finance lease (2)	675	677	2,018	1,313
Restructuring costs (3)	295	—	415	—
Adjusted gross margin	$77,514	$70,691	$230,915	$214,709

Reconciliation of adjusted earnings from operations
GAAP earnings from operations	$43,614	$33,625	$120,858	$111,881
Inventory valuation adjustment (1)	—	1,584	1,419	1,584
Amortization of intangible assets and finance lease (2)	7,008	7,975	21,310	19,840
Transaction and integration costs and unallocated legal fees (4)	(3,116)	1,640	(8,300)	2,816
Restructuring costs (3)	1,913	—	8,179	—
Adjusted earnings from operations	$49,419	$44,824	$143,466	$136,121

Reconciliation of adjusted net earnings
GAAP net earnings	$29,075	$25,249	$81,895	$83,961
Inventory valuation adjustment (1)	—	1,584	1,419	1,584
Amortization of intangible assets and finance lease (2)	7,080	8,097	21,526	20,103
Transaction and integration costs and unallocated legal fees (4)	(3,116)	1,640	(8,300)	2,816
Restructuring costs (3)	1,913	—	8,179	—
Unrealized foreign currency gain on contingent consideration liability and net realized gain on foreign currency forward contracts (5)	—	(2,015)	—	(2,527)
Income tax adjustment (6)	(1,157)	(2,168)	(5,902)	(5,746)
Adjusted net earnings	$33,795	$32,387	$98,817	$100,191

Adjusted net earnings per common share - diluted	$1.04	$1.00	$3.05	$3.09

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Balchem Corporation (NASDAQ:BCPC)
The following table sets forth a reconciliation of Net Income calculated using amounts determined in accordance with GAAP to EBITDA and to Adjusted EBITDA for the three and nine months ended September 30, 2023 and 2022.

Table 2
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income - as reported	$29,075	$25,249	$81,895	$83,961
Add back:
Provision for income taxes	7,400	5,836	22,099	24,012
Other expense	7,139	2,540	16,864	3,908
Depreciation and amortization	13,733	13,976	40,663	37,696
EBITDA	57,347	47,601	161,521	149,577
Add back certain items:
Non-cash compensation expense related to equity awards	3,749	2,949	12,267	9,838
Inventory valuation adjustment (1)	—	1,584	1,419	1,584
Transaction and integration costs and unallocated legal fees (4)	(3,116)	1,640	(8,300)	2,816
Restructuring costs (3)	1,913	—	8,179	—
Adjusted EBITDA	$59,893	$53,774	$175,086	$163,815

The following table sets forth a reconciliation of our GAAP effective income tax rate to our non-GAAP effective income tax rate for the three and nine months ended September 30, 2023 and 2022.

Table 3
(unaudited)

	Three Months Ended September 30,
	2023	Effective Tax Rate	2022	Effective Tax Rate
GAAP Income Tax Expense	$7,400	20.3%	$5,836	18.8%
Impact of ASU 2016-09 (7)	19		214
Adjusted Income Tax Expense	$7,419	20.3%	$6,050	19.5%

	Nine Months Ended September 30,
	2023	Effective Tax Rate	2022	Effective Tax Rate
GAAP Income Tax Expense	$22,099	21.3%	$24,012	22.2%
Impact of ASU 2016-09 (7)	863		714
Adjusted Income Tax Expense	$22,962	22.1%	$24,726	22.9%

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Balchem Corporation (NASDAQ:BCPC)
The following table sets forth a reconciliation of net cash provided by operating activities to free cash flow for the three and nine months ended September 30, 2023 and 2022.

Table 4
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net cash provided by operating activities	$46,526	$41,620	$116,355	$96,881
Capital expenditures, proceeds from the sale of assets, settlement of net investment hedge, and capitalized ERP implementation costs	(8,320)	(14,841)	(21,212)	(35,021)
Free cash flow	$38,206	$26,779	$95,143	$61,860

(1) Inventory valuation adjustment: Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of inventory reflects the acquired company's cost of manufacturing plus a portion of the expected profit margin. The non-GAAP adjustment to our cost of sales excludes the expected profit margin component that is recorded under business combination accounting principles. We believe the adjustment is useful to investors as an additional means to reflect cost of sales and gross margin trends of our business.

(2) Amortization of intangible assets and finance lease: Amortization of intangible assets and finance lease consists of amortization of customer relationships, trademarks and trade names, developed technology, regulatory registration costs, patents and trade secrets, capitalized loan issuance costs, other intangibles acquired primarily in connection with business combinations, an intangible asset in connection with a company-wide ERP system implementation, and one finance lease. We record expense relating to the amortization of these intangibles and finance lease in our GAAP financial statements. Amortization expenses for our intangible assets and finance lease are inconsistent in amount and are significantly impacted by the timing and valuation of an acquisition. Consequently, our non-GAAP adjustments exclude these expenses to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

(3) Restructuring costs: Expenses related to a reorganization of the business.

(4) Transaction and integration costs and unallocated legal fees: Transaction and integration costs related to acquisitions and divestitures are expensed in our GAAP financial statements. Unallocated legal fees for transaction-related non-compete agreement disputes are expensed in our GAAP financial statements. Management excludes these items for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding these items from our non-GAAP financial measures is useful to investors because these are items associated with transactions that are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(5) Unrealized foreign currency gain on contingent consideration liability and net realized gain on foreign currency exchange forward contracts: The unrealized foreign currency gain relates to the contingent consideration liability recorded in connection with Kappa acquisition and was recorded as other income in our GAAP financial statements. The net realized gain on foreign currency exchange forward contracts related to four short-term foreign currency exchange forward contracts with JP Morgan Chase, N.A. in connection with the Kappa acquisition. These contracts did not qualify for hedge accounting and the net gain was recorded as other income in our GAAP financial statements. We believe that excluding these gains and losses from our Non-GAAP financial measures is useful to investors because such income or expense are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(6) Income tax adjustment: For purposes of calculating adjusted net earnings and adjusted diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the taxable and deductible non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision. Additionally, the income tax adjustment is adjusted for the impact of adopting ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting” and uses our non-GAAP effective rate applied to both our GAAP earnings before income tax expense and non-GAAP adjustments described above. See Table 3 for the calculation of our non-GAAP effective tax rate.

(7) Impact of ASU 2016-09: The primary impact of ASU No. 2016-09, "Improvements to Employee Share-Based Payment Accounting" ("ASU 2016-09"), was the recognition during the three and nine months ended September 30, 2023 and 2022, of excess tax benefits as a reduction to the provision for income taxes and the classification of these excess tax benefits in operating activities in the consolidated statement of cash flows instead of financing activities.

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